Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Iovance Biotherapeutics, Inc. (formerly known as Lion Biotechnologies, Inc.) on Post-Effective Amendment No. 1 to Form S-3 (File No. 333-212373) of our report dated March 8, 2017, with respect to our audit of the financial statements of Lion Biotechnologies, Inc. as of December 31, 2016 and for the year then ended and our report dated March 8, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Lion Biotechnologies, Inc. as of December 31, 2016 appearing in the Annual Report on Form 10-K of Lion Biotechnologies, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

July 31, 2017